EXHIBIT 99.1

Allied Building Products Corp. and related companies

Combined Financial Statements

December 31, 2016, January 2, 2016 and December 27, 2014

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder of Allied Building Products Corp. and related companies

We have audited the accompanying combined balance sheets of Allied Building Products Corp. and related companies (the “Company”) as of December 31, 2016, January 2, 2016 and December 27, 2014 and the related statements of operations, shareholder’s equity and cash flows for each of the three fiscal years in the period ended December 31, 2016. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audit as of and for the fiscal year ended December 31, 2016 in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. We conducted our audits as of and for each of the two fiscal years in the period ended January 2, 2016 in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Allied Building Products Corp. and related companies at December 31, 2016, January 2, 2016 and December 27, 2014 and the results of their operations and their cash flows for each of the three fiscal years in the period ended December 31, 2016 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Atlanta, GA, USA

August 14, 2017

ALLIED BUILDING PRODUCTS CORP. AND RELATED COMPANIES

COMBINED BALANCE SHEETS

(Amounts in thousands, except share amounts)

	December 31, 2016	January 2, 2016	December 27, 2014
ASSETS
Current assets:
Cash and cash equivalents	$6,494	$3,008	$11,776
Accounts receivable, net of allowances of $14,741, $15,574 and $18,071 as of December 31, 2016, January 2, 2016 and December 27, 2014 respectively	311,017	309,990	297,396
Inventories, net	268,374	242,422	234,517
Prepaid expenses and other assets	73,616	62,442	53,011
Amounts due from related parties	4,387	—	—

Total current assets	663,888	617,862	596,700

Property and equipment, net	110,799	109,611	84,506
Goodwill	433,094	433,094	433,094
Intangibles, net	16,142	26,579	38,923
Other assets	2,048	2,058	2,991

Total assets	$1,225,971	$1,189,204	$1,156,214

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable, including bank overdraft of $4,767, $6,159 and $5,940 as of December 31, 2016, January 2, 2016 and December 27, 2014 respectively	$281,472	$287,559	$240,133
Accrued expenses and other liabilities	87,105	84,359	78,594
Indebtedness to related parties	—	94,120	232,596
Deferred acquisition consideration	1,570	1,233	726

Total current liabilities	370,147	467,271	552,049

Deferred acquisition consideration	2,602	4,174	5,408
Deferred income tax liability, net	13,426	12,315	2,616
Indebtedness to related parties	82,475	82,475	82,475

Total liabilities	468,650	566,235	642,548

Commitments and contingencies (Note 12)

Shareholder’s equity:
Common shares:
Class A Voting - no par value, 1,400 shares authorized, 497 issued and outstanding	—	—	—
Class B Non-Voting - no par value, 12,600 shares authorized, 4,095 issued and outstanding	—	—	—
Preferred shares - $714.286 par value, 6,300 shares authorized, 3,465 issued and outstanding	2,475	2,475	2,475
Additional paid-in capital	428,497	374,621	335,787
Retained earnings	326,349	245,873	175,404

Total shareholder’s equity	757,321	622,969	513,666

Total liabilities and shareholder’s equity	$1,225,971	$1,189,204	$1,156,214

The accompanying notes are an integral part of the Combined Financial Statements.

ALLIED BUILDING PRODUCTS CORP. AND RELATED COMPANIES

COMBINED STATEMENTS OF OPERATIONS

(Amounts in thousands)

	Fiscal Year Ended
	December 31, 2016	January 2, 2016	December 27, 2014
Net sales	$2,560,404	$2,475,456	$2,365,687
Cost of sales (exclusive of amortization and depreciation shown separately below)	1,883,061	1,835,122	1,749,876

Gross profit	677,343	640,334	615,811

Operating expenses:
Payroll costs	316,843	304,506	284,991
Occupancy costs	53,260	53,373	51,198
Repairs and maintenance	28,035	24,052	24,514
Depreciation	23,864	19,845	17,044
Sub-contractor and rental costs	13,093	11,046	14,679
Bank charges	17,010	15,393	13,802
Energy costs	15,598	17,531	23,192
Amortization	10,437	12,344	12,345
Other costs	60,794	53,803	55,888

Total operating expenses	538,934	511,893	497,653

Gain on sale of equipment	2,567	2,849	1,918

Operating income	140,976	131,290	120,076

Interest expense	(7,993)	(13,815)	(19,546)

Income before income taxes	132,983	117,475	100,530
Income tax expense	(52,507)	(47,006)	(39,965)

Net income	$80,476	$70,469	$60,565

The accompanying notes are an integral part of the Combined Financial Statements.

ALLIED BUILDING PRODUCTS CORP. AND RELATED COMPANIES

COMBINED STATEMENTS OF SHAREHOLDER’S EQUITY

(Amounts in thousands)

	Common shares	Preferred shares	Additional paid-in capital	Retained earnings	Total shareholder’s equity
Balance at December 29, 2013	$—	$2,475	$301,828	$129,839	$434,142
Cash dividends	—	—	—	(15,000)	(15,000)
Stock-based compensation	—	—	850	—	850
Contribution from parent	—	—	33,109	—	33,109
Net Income	—	—	—	60,565	60,565

Balance at December 27, 2014	$—	$2,475	$335,787	$175,404	$513,666

Stock-based compensation	—	—	1,527	—	1,527
Contribution from parent	—	—	37,307	—	37,307
Net Income	—	—	—	70,469	70,469

Balance at January 2, 2016	$—	$2,475	$374,621	$245,873	$622,969

Stock-based compensation	—	—	2,480	—	2,480
Contribution from parent	—	—	51,396	—	51,396
Net Income	—	—	—	80,476	80,476

Balance at December 31, 2016	$—	$2,475	$428,497	$326,349	$757,321

The accompanying notes are an integral part of the Combined Financial Statements.

ALLIED BUILDING PRODUCTS CORP. AND RELATED COMPANIES

COMBINED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Fiscal Year Ended
	December 31, 2016	January 2, 2016	December 27, 2014
Operating activities:

Net Income	$80,476	$70,469	$60,565
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34,301	32,189	29,389
Non-cash stock-based compensation	2,480	1,527	850
Deferred income taxes	1,111	9,699	6,856
Other	946	917	1,139
Gain on sale of equipment	(2,567)	(2,849)	(1,918)

Changes in operating assets and liabilities:
Accounts receivable and other assets	(12,191)	(21,092)	(6,412)
Inventories	(25,952)	(7,905)	22,994
Accounts payable, bank overdrafts and other liabilities	(3,107)	53,485	(5,758)

Net cash provided by operating activities	75,497	136,440	107,705

Investing activities:
Capital expenditure	(25,417)	(45,484)	(23,400)
Proceeds from sale of equipment	2,933	3,383	2,282

Net cash used in investing activities	(22,484)	(42,101)	(21,118)

Financing activities:
Cash dividends paid	—	—	(15,000)
Deferred acquisition consideration	(1,471)	(1,021)	(1,887)
Contributions from parent	51,396	37,307	33,109
Changes in due to related party, net	(99,452)	(139,393)	(96,820)

Net cash used in financing activities	(49,527)	(103,107)	(80,598)

Net increase/(decrease) in cash and cash equivalents	3,486	(8,768)	5,989
Cash and cash equivalents, beginning of year	3,008	11,776	5,787

Cash and cash equivalents, end of year	$6,494	$3,008	$11,776

The accompanying notes are an integral part of the Combined Financial Statements.

ALLIED BUILDING PRODUCTS CORP. AND RELATED COMPANIES

NOTES TO THE COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2016

1	Description of Business

Allied Building Products Corp. and related companies (the “Company”) are wholly owned subsidiaries of Oldcastle Distribution, Inc., which is ultimately a wholly owned subsidiary of Oldcastle, Inc. (“Oldcastle” or “Parent”), a holding company whose ultimate parent is CRH plc, a Republic of Ireland corporation.

The Company’s business primarily consists of wholesale distribution of roofing, siding, insulation (exterior products), and gypsum wallboard, acoustical tile/grid and steel studs (interior products). The Company operates over 200 branches across 31 US states and has over 3,500 employees. The Company was incorporated in New Jersey in 1964.

The Company is engaged in one primary business activity, distribution of building products. The Company’s operating structure is organized to support a single business. The Company’s Chief Operating Decision Maker views the Company as a single business. As such the Company operates as a single reportable segment in accordance with ASC Topic 280, Disclosures about Segments of an Enterprise and Related Information.

2	Summary of Significant Accounting Policies

Basis of Presentation

The Combined Financial Statements include Allied Building Products Corp. and the following related entities: Kapalama Kilgos Acquisition Corp., A.L. Kilgo Company, Inc., Tri-Built Materials Group, LLC, RME Acquisition, LLC and Pacsource, LLC. These entities are under the common control of Oldcastle Distribution, Inc. The “Company,” “we,” “us” or “our” refer to Allied Building Products Corp. and related companies. These Combined Financial Statements reflect all of the costs of doing business related to the operations of the Company, including expenses incurred by other entities on its behalf. Oldcastle, Inc. and CRH plc supplement certain corporate functions within the Company and costs associated with these functions were allocated to the Company. These functions included regulatory and compliance, finance, treasury, internal audit and tax. The costs of such services were allocated to the Company based on the most relevant allocation method to the service provided.

Stock-based compensation was allocated by CRH plc on the basis of the specific employees associated with the Company.

Management believes such allocations were reasonable; however, they may not be indicative of the actual expense that would have been incurred had the Company been operating as an independent company for all of the periods presented. Management has determined that it is not practicable to estimate what our expenses would have been on a stand-alone basis. The charges for these functions are included in operating expenses in the Combined Statements of Operations.

All inter-company transactions have been eliminated.

Other Comprehensive Income

The Company does not have components of Other Comprehensive Income; therefore, Net Income is equal to Comprehensive Income.

Use of Estimates

The preparation of Combined Financial Statements in conformity with United States generally accepted accounting principles (“GAAP”) requires management to use its judgment to make estimates and assumptions that affect the amounts reported in these Combined Financial Statements and accompanying notes. Significant items subject to such estimates include accounts receivable allowances, inventory reserves, recoverability of goodwill and intangibles and income taxes. Actual amounts could differ from those estimates.

ALLIED BUILDING PRODUCTS CORP. AND RELATED COMPANIES

NOTES TO THE COMBINED FINANCIAL STATEMENTS - continued

DECEMBER 31, 2016

2	Summary of Significant Accounting Policies - continued

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. For each of the years presented, the Company did not have any cash equivalents. The Company deposits its cash in high quality financial institutions.

Accounts Receivable

Accounts receivable are derived from unpaid invoiced amounts. Each month the Company reviews its receivables and evaluates whether an allowance for doubtful accounts is necessary based on any known or perceived collection issues. The allowance for doubtful accounts represents the Company’s estimate of credit exposure. Any balances that are eventually deemed uncollectible are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company’s accounts receivable are primarily from customers in the building industry located in the United States, and no single customer represented at least 10% of the Company’s revenue during each of the years presented, or accounts receivable at the end of each of the years presented. There are no material dependencies on or concentrations of individual customers which would warrant disclosure under ASC 825-10-50-22. The Company has a large number of customers spread across various activities in the United States. In addition there are no material dependencies on or concentrations of individual sales products, or on available sources of supply of materials and labor needed to deliver revenue.

Financial Instruments

Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and accounts receivable. The Company maintains the majority of its cash with one financial institution, which management believes to be financially sound and with minimal credit risk. Due to the short maturities of cash, accounts receivable, and accounts payable, carrying amounts approximate their respective fair values. The deferred acquisition consideration is set to mature in 2021 and as such we concluded that the carrying value of it approximated fair value. Accordingly, such financial instruments were valued based upon Level 1 measures within the valuation hierarchy. The Company’s deposits periodically exceed amounts guaranteed by the Federal Deposit Insurance Corporation.

Inventories

Inventories, consisting of finished goods, are valued at the lower of cost or net realizable value. Cost is determined using the weighted average method. Appropriate consideration is given to deterioration, obsolescence and other factors in evaluating net realizable value.

The Company’s arrangements with vendors typically provide for rebates of a specified amount of consideration payable when a number of measures have been achieved, generally related to a specified cumulative level of purchases. The Company accounts for such rebates as a reduction of the costs of the vendor’s inventory until the product is sold, at which time such rebates reduce cost of sales in the Combined Statement of Operations. Throughout the year, the Company estimates the amount of rebates based upon the expected level of purchases. The Company continually revises these estimates to reflect actual rebates earned based on actual purchase levels. Amounts due from vendors under these arrangements are included in other assets in the Combined Balance Sheets.

Inventories reserves, which include a reduction in respect of vendor rebates, were $56.8 million, $43.1 million and $35.5 million as of December 31, 2016, January 2, 2016 and December 27, 2014 respectively.

Cost of Sales

Cost of sales consist of all costs of merchandise (net of purchase discounts and vendor allowances), freight costs and changes in reserve levels for inventory. These costs are determined to be directly or indirectly incurred in bringing an article to its existing condition and location. Our cost of sales and gross margin may not be comparable to those of other entities. Some entities, like us, exclude costs related to depreciation and amortization expenses from cost of sales, whereas other entities include these costs in their cost of sales.

ALLIED BUILDING PRODUCTS CORP. AND RELATED COMPANIES

NOTES TO THE COMBINED FINANCIAL STATEMENTS - continued

DECEMBER 31, 2016

2	Summary of Significant Accounting Policies - continued

Property and Equipment

Property and equipment acquired in connection with acquisitions are recorded at fair value as of the date of the acquisition and depreciated utilizing the straight-line method over the estimated remaining lives. All other additions are recorded at cost, and depreciation is computed using the straight-line method. The Company reviews the estimated useful lives of its fixed assets on an ongoing basis and the following table summarizes the estimates currently used:

Asset Class	Estimated Useful Life
Buildings and improvements	40 years
Equipment	3 to 7 years
Furniture and fixtures	7 years
Leasehold improvements	Shorter of the estimated useful life or the term of the lease, considering renewal options expected to be exercised.

The Company assesses the recoverability of the carrying value of its property and equipment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability is measured by a comparison of the carrying amount of an asset to the future net undiscounted cash flows expected to be generated by the asset. If the undiscounted cash flows are less than the carrying amount of the asset, an impairment loss is recognized for the amount by which the carrying value of the asset exceeds the fair value of the assets.

Business Combinations

The Company records acquisitions resulting in the consolidation of a business using the acquisition method of accounting. Under this method, the Company records the assets acquired, including intangible assets that can be identified and named, and liabilities assumed based on their estimated fair values at the date of acquisition. The purchase price in excess of the fair value of the assets acquired and liabilities assumed is recorded as goodwill. Various assumptions are used in the determination of these estimated fair values including items such as sales growth rates, cost synergies, customer attrition rates, discount rates, and other prospective financial information. Estimates associated with the accounting for acquisitions may change as additional information becomes available regarding the assets acquired and liabilities assumed. Transaction costs associated with acquisitions are expensed as incurred.

Intangible Assets

An intangible asset is capitalized separately from goodwill as part of a business combination at cost (fair value at date of acquisition). Subsequent to initial recognition, intangible assets are carried at cost less any accumulated amortization and any accumulated impairment losses. The carrying values of definite-lived intangible assets are reviewed for indicators of impairment at each reporting date and are subject to impairment testing when events or changes in circumstances indicate that the carrying values may not be recoverable. Recoverability is measured by comparing the carrying amount of the asset to the future undiscounted cash flows the asset is expected to generate. If the asset is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset.

Intangible assets are amortized on a straight-line basis. In general, definite-lived intangible assets are amortized over periods ranging from one to ten years, depending on the nature of the intangible asset. Amortization periods, useful lives, expected patterns of consumption and residual values are reviewed at each financial year-end. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are accounted for by changing the amortization period or method as appropriate on a prospective basis.

ALLIED BUILDING PRODUCTS CORP. AND RELATED COMPANIES

NOTES TO THE COMBINED FINANCIAL STATEMENTS - continued

DECEMBER 31, 2016

2	Summary of Significant Accounting Policies - continued

Goodwill

Goodwill arising on a business combination is initially measured at cost, being the excess of the cost of an acquisition over the net identifiable assets and liabilities assumed at the date of acquisition and relates to the future economic benefits arising from assets which are not capable of being individually identified and separately recognized. Following initial recognition, goodwill is measured at cost less any accumulated impairment losses.

Goodwill is subject to impairment testing on an annual basis and at any time during the year if an indicator of impairment is considered to exist. Such circumstances could include, but are not limited to, a significant adverse change in business climate, increased competition or other economic conditions. To test for the recoverability of goodwill, the Company first performs a qualitative assessment based on economic, industry and company-specific factors to determine whether the existence of events and circumstances indicates that it is more likely than not that the goodwill or indefinite-lived intangible asset is impaired. Based on the results of the qualitative assessment, two additional steps in the impairment assessment may be required. The first step would require a comparison of the reporting unit’s fair value to the respective carrying value. If the carrying value exceeds the fair value, a second step is performed to measure the amount of impairment loss on a relative fair value basis, if any. When required, the Company estimates the fair value of the reporting unit using a discounted cash flow methodology. This methodology represents a Level 3 fair value measurement as defined under ASC 820, Fair Value Measurements and Disclosures, since the inputs are not readily observable in the marketplace. The goodwill impairment testing process involves the use of significant assumptions, estimates and judgments with respect to a variety of factors, including sales, gross margins, selling, general and administrative expenses, capital expenditures, cash flows and the selection of an appropriate discount rate, all of which are subject to inherent uncertainties and subjectivity. When we perform goodwill impairment testing, our assumptions are based on annual business plans and other forecasted results. We select a discount rate, which is used to reflect market-based estimates of the risks associated with the projected cash flows, based on the best information available as of the date of the impairment assessment. Based on the annual impairment analysis, there is no impairment on the goodwill.

Fair Value Measurement

The Company applies fair value accounting for all financial assets and liabilities that are reported at fair value in the financial statements on a recurring basis. Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The accounting guidance establishes a defined three-tier hierarchy to classify and disclose the fair value of assets and liabilities on both the date of their initial measurement as well as all subsequent periods. The hierarchy prioritizes the inputs used to measure fair value by the lowest level of input that is available and significant to the fair value measurement. The three levels are described as follows:

Level 1	Quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2	Valuation techniques for which the lowest level of inputs which have a significant effect on the recorded fair value are observable, either directly or indirectly; and

Level 3	Valuation techniques for which the lowest level of inputs that have a significant effect on the recorded fair value are not based on observable market data.

The Company evaluates its financial assets and liabilities subject to fair value measurements on a recurring basis to determine the appropriate level of classification as of each reporting period. The Company has no financial assets or liabilities that are reported at fair value as at December 31, 2016, January 2, 2016 and December 27, 2014 respectively.

ALLIED BUILDING PRODUCTS CORP. AND RELATED COMPANIES

NOTES TO THE COMBINED FINANCIAL STATEMENTS - continued

DECEMBER 31, 2016

2	Summary of Significant Accounting Policies - continued

Net Sales

The Company recognizes revenue (net sales on the Combined Statements of Operations) when the following four basic criteria are met:

•	persuasive evidence of an arrangement exists;
•	delivery has occurred or services have been rendered;
•	the price to the buyer is fixed and determinable; and
•	collectability is reasonably assured.

Based on these criteria, the Company generally recognizes revenue at the point of sale or upon delivery to the customer site. For goods shipped by third party carriers, the Company recognizes revenue upon shipment since the terms are generally FOB shipping point. The Company also arranges for certain products to be shipped directly from the manufacturer to the customer. The Company recognizes the gross revenue for these sales upon shipment as the terms are FOB shipping point. The Company negotiates credit terms on a customer-by-customer basis and products are shipped at an agreed-upon price. In accordance with ASC 605-45-45, the Company includes shipping and handling revenues in net revenue and shipping and handling costs in cost of goods sold.

Net sales are reported net of product returns, discounts and estimated returns and allowances. The Company estimates returns and allowances on an ongoing basis by considering historical and current trends.

Leases

The Company leases the majority of its facilities and enters into various other operating lease agreements in conducting its business. At the inception of each lease, the Company evaluates the lease agreement to determine whether the lease is an operating or capital lease. Operating lease expenses are recognized in the Combined Statements of Operations on a straight-line basis over the term of the related lease. Some of the Company’s lease agreements contain renewal options, tenant improvement allowances, rent holidays or rent escalation clauses. When such items are included in a lease agreement, the Company records a deferred rent asset or liability on the Combined Balance Sheets equal to the difference between the rent expense and cash rent payments.

Advertising

All costs associated with advertising and promotion are expensed as incurred. The advertising and promotion costs were $1.9 million, $1.6 million and $2.0 million for the years ended December 31, 2016, January 2, 2016 and December 27, 2014 respectively.

Income Taxes

The Company accounts for income taxes using the liability method, which requires it to recognize a current tax liability or asset for current taxes payable or refundable and a deferred tax liability or asset for the estimated future tax effects of temporary differences between the financial statement and tax reporting bases of assets and liabilities to the extent that they are realizable. Deferred tax expense (benefit) results from the net change in deferred tax assets and liabilities during the year. The Company is using the “separate return” methodology for the purposes of computing the tax provision in the Combined Financial Statements. Additionally, any current income taxes payable at the end of each fiscal period have been recognized as a capital contribution from the parent company in the Combined Financial Statements.

FASB ASC Topic 740, Income Taxes, prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Based on this guidance, the Company analyzes its filing positions in all of the federal and state jurisdictions where it is required to file income tax returns, as well as all open tax years in these jurisdictions. Tax benefits from uncertain tax positions are recognized if it is more likely than not that the position is sustainable based solely on its technical merits. It is the Company’s policy to report interest and penalties accrued related to these positions as components of the income tax provision, when incurred. The Company is open to audit under the statute of limitations by the Internal Revenue Service for the tax years ended December 31, 2013 through 2016, as well as all other jurisdictions pursuant to their applicable statute of limitation periods for the tax years ended December 31, 2012 through December, 31 2016.

ALLIED BUILDING PRODUCTS CORP. AND RELATED COMPANIES

NOTES TO THE COMBINED FINANCIAL STATEMENTS - continued

DECEMBER 31, 2016

2	Summary of Significant Accounting Policies - continued

Stock-Based Compensation

Certain of the Company’s employees participate in stock compensation plans of the ultimate parent company, CRH plc. The ultimate parent’s plans include the following plans:

•	2013 Restricted Share Plan

•	2014 Performance Share Plan

Stock-based compensation expense is measured based on the fair value of CRH plc’s common stock on the grant date. These restricted stock units are serviced-based and vest over the service period.

Stock-based compensation expense for performance share awards is measured based on the expected achievement of certain performance criteria.

The Company recognizes its proportionate share of its ultimate parent’s FASB ASC 718, Compensation – Stock Compensation, compensation expense, based on actual awards granted to the Company employees. Compensation expense is recorded in payroll costs in the Combined Statements of Operations over the vesting periods.

For the years ended December 31, 2016, January 2, 2016 and December 27, 2014, the Company recorded stock compensation expense with a corresponding adjustment to paid-in capital contributed by its parent of $2.5 million, $1.5 million and $0.9 million respectively.

3	Recently issued Accounting Standards

Accounting standards not yet effective

The following accounting standards and guidance have been issued by the Financial Accounting Standards Board (“FASB”) but not yet adopted by the Company as of December 31, 2016. Unless otherwise indicated the adoption of these accounting standards are not expected to have a material impact on the Combined Financial Statements:

•	ASU 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, which significantly change the income statement impact of equity investments and the recognition of changes in the fair value of financial liabilities when the fair value option is elected. (Effective for fiscal year ending December 31, 2018).

•	ASU 2016-02, Leases, (“ASU 2016-02”). ASU 2016-02 requires lessees to recognize assets and liabilities for most leases. The Company is currently assessing the impact the adoption of this standard will have on its Combined Financial Statements. (Effective for fiscal year ending December 31, 2019).

•	ASU 2016-04, Recognition of Breakage for Certain Prepaid Stored-Value Products, which allows entities to recognize breakage on prepaid stored-value products consistent with how breakage is recognized under the new revenue standard. (Effective for fiscal year ending December 31, 2018).

•	ASU 2016-05, Effect of Derivative Contract Novations on Existing Hedge Accounting Relationships, which clarifies that a change in one of the parties to a derivative contract (through novation) that is part of a hedge accounting relationship does not, by itself, require de-designation of that relationship, as long as all other hedge accounting criteria continue to be met. (Effective for fiscal year ending December 31, 2017).

•	ASU 2016-06, Contingent Put and Call Options in Debt Instruments, which clarifies that determining whether the economic characteristics of a put or call are clearly and closely related to its debt host requires only an assessment of the four-step decision sequence outlined in FASB ASC paragraph 815-15-25-24. (Effective for fiscal year ending December 31, 2017).

ALLIED BUILDING PRODUCTS CORP. AND RELATED COMPANIES

NOTES TO THE COMBINED FINANCIAL STATEMENTS - continued

DECEMBER 31, 2016

3	Recently issued Accounting Standards - continued

Accounting standards not yet effective - continued

•	ASU 2016-07, Simplifying the Transition to the Equity Method of Accounting, which eliminates the requirement for an investor to retroactively apply the equity method when its increase in ownership interest (or degree of influence) in an investee triggers equity method accounting. (Effective for fiscal year ending December 31, 2017).

•	ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which simplifies various aspects related to the accounting and presentation of share-based payments. (Effective for fiscal year ending December 31, 2017).

•	ASU 2016-13, Measurement of Credit Losses on Financial Instruments, which significantly changes the way entities recognize impairment of many financial assets by requiring immediate recognition of estimated credit losses expected to occur over their remaining life. (Effective for fiscal year ending December 31, 2020).

•	ASU 2016-15, Classification of Certain Cash Receipts and Cash Payments, which addresses eight classification issues related to the statement of cash flows. (Effective for fiscal year ending December 31, 2018).

•	ASU 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory, which requires entities to recognize at the transaction date the income tax consequences of intercompany asset transfers other than inventory. (Effective for fiscal year ending December 31, 2018).

•	ASU 2016-17, Consolidation (Topic 810): Interests Held through Related Parties That Are under Common Control, which requires a single decision maker or service provider, in evaluating whether it is the primary beneficiary, to consider on a proportionate basis indirect interests held through related parties under common control. (Effective for fiscal year ending December 31, 2017).

•	ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, which requires companies to include cash and cash equivalents that have restrictions on withdrawal or use in total cash and cash equivalents on the statement of cash flows. (Effective for fiscal year ending December 31, 2018).

•	In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, (“ASU 2014-09”) as well as supplemental guidance included in ASU 2016-8, ASU-2016-10 and ASU 2016-12. This new guidance requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The Company is currently assessing the impact the adoption of this standard will have on its Combined Financial Statements. (Effective for fiscal year ending December 31, 2018).

Accounting standards recently adopted

The following accounting standards have been adopted by the Company during the period ended December 31, 2016. Unless otherwise indicated, the adoption of these standards had no impact on the Combined Financial Statements.

•	ASU 2014-10, Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation. ASU 2014-10 removes the definition of a development stage entity from the Master Glossary of the ASC thereby removing the financial reporting distinction between development stage entities and other reporting entities.

ALLIED BUILDING PRODUCTS CORP. AND RELATED COMPANIES

NOTES TO THE COMBINED FINANCIAL STATEMENTS - continued

DECEMBER 31, 2016

3	Recently issued Accounting Standards - continued

Accounting standards recently adopted - continued

•	ASU 2014-13, Measuring the Financial Assets and the Financial Liabilities of a Consolidated Collateralized Financing Entity (Topic 810). ASU 2014-13 allows a reporting entity to measure both the financial assets and financial liabilities of a consolidated collateralized financing entity (“CFE”) using the fair value of either the CFE’s financial assets or financial liabilities, whichever is more observable.

•	ASU 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. The ASU is intended to define management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related disclosures in the notes to financial statements.

•	ASU 2014-16, Derivatives and Hedging (Topic 815): Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity. ASU 2014-16 provides guidance to apply in evaluating whether the nature of the host contract within a hybrid financial instrument issued in the form of a share is more akin to debt or to equity.

•	ASU 2015-02, Consolidation (Topic 810) – Amendments to the Consolidation Analysis. ASU 2015-02 eliminates the deferral of FAS 167 and makes changes to both the variable interest model and the voting model.

•	ASU 2015-03, Interest – Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. The guidance introduces changes in the balance sheet presentation for debt issuance costs.

•	ASU 2015-04, Compensation – Retirement Benefits (Topic 715): Practical Expedient for the Measurement Date of an Employer’s Defined Benefit Obligation and Plan Assets. ASU 2015-04 allows an employer with a fiscal year-end that does not coincide with a calendar month-end to make an accounting policy election to measure defined benefit plan assets and obligations as of the end of the month closest to the entity’s fiscal year-end.

•	ASU 2015-05, Intangibles – Goodwill and Other – Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement. ASU 2015-05 provides guidance to clarify the customer’s accounting for fees paid in a cloud computing arrangement.

•	ASU 2015-07, Fair Value Measurement (Topic 820) – Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent) (a consensus of the Emerging Issues Task Force). ASU 2015-07 eliminates the requirement to categorize investments measured using the net asset value (NAV) practical expedient in the fair value hierarchy.

•	ASU 2015-11 simplifies the subsequent measurement of inventory by replacing the lower of cost or market test with a lower of cost and net realizable value test. The Company elected for early adoption of ASU 2015-11 on a prospective basis from fiscal year ended December 31, 2014. The adoption of the standard had no impact on the Company.

•	ASU 2015-16, Business Combinations: Simplifying the Accounting for Measurement-Period Adjustments, simplifies the accounting and presentation for changes in provisional amounts accounted for in a business combination during the measurement period.

•	ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, on the balance sheet classification of deferred taxes. The standard requires that all deferred taxes are presented as non-current in a classified statement of financial position. The Company elected for early adoption of ASU 2015-17 on a retrospective basis during fiscal year ended December 31, 2016. The effect of this is that deferred tax liabilities, net, of $13.4 million, $12.3 million and $2.6 million have been classified as non-current liabilities as of December 31, 2016, January 2, 2016 and December 27, 2014 respectively.

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NOTES TO THE COMBINED FINANCIAL STATEMENTS - continued

DECEMBER 31, 2016

4	Prepaid and Other Assets

The following table summarizes the significant components of prepaid expenses and other assets (in thousands):

	December 31, 2016	January 2, 2016	December 27, 2014
Vendor rebates	$55,395	$42,368	$36,830
Prepayments	14,256	11,219	10,074
Other	6,013	10,913	9,098

	$75,664	$64,500	$56,002

Due within 1 year	$73,616	$62,442	$53,011
Due greater than 1 year	2,048	2,058	2,991

	$75,664	$64,500	$56,002

5	Property and Equipment

	December 31, 2016	January 2, 2016	December 27, 2014
Property and equipment consist of the following (in thousands):

Land and buildings	$67,486	$65,893	$71,714
Equipment	221,773	213,527	186,984
Construction in progress	7,261	6,941	2,878

	296,520	286,361	261,576

Less accumulated depreciation	(185,721)	(176,750)	(177,070)

	$110,799	$109,611	$84,506

Depreciation expense for the years ended December 31, 2016, January 2, 2016 and December 27, 2014, was $23.9 million, $19.8 million and $17.0 million respectively.

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NOTES TO THE COMBINED FINANCIAL STATEMENTS - continued

DECEMBER 31, 2016

6	Goodwill and Intangible assets

	December 31, 2016	January 2, 2016	December 27, 2014
Goodwill:
The carrying value of goodwill is (in thousands):	$433,094	$433,094	$433,094

There have been no impairment losses recorded.

	December 31, 2016	January 2, 2016	December 27, 2014	Weighted- Average Remaining Life*
Intangible assets:
Amortizable intangible assets:
Marketing-related	$2,100	$2,100	$2,100	—
Customer-related	139,300	139,300	139,300	3.9
Contract-based	1,483	1,483	1,483	4.2

	$142,883	$142,883	$142,883

Less accumulated amortization:
Marketing-related	(2,100)	(2,100)	(2,100)
Customer-related	(123,948)	(113,577)	(101,300)
Contract-based	(693)	(627)	(560)

	(126,741)	(116,304)	(103,960)

	$16,142	$26,579	$38,923

*As of December 31, 2016

Amortization expense for the years ended December 31, 2016, January 2, 2016 and December 27, 2014, was $10.4 million, $12.3 million and $12.3 million respectively.

The following table presents the estimated annual amortization expense for intangible assets (in thousands):

2017	$6,495
2018	2,101
2019	2,077
2020	2,068
2021	1,753

$14,494

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NOTES TO THE COMBINED FINANCIAL STATEMENTS - continued

DECEMBER 31, 2016

7	Equity

Authorized (at December 31, 2016, January 2, 2016 and December 27, 2014)

Common shares:

Class A – Voting

1,400 Equity Shares – No Par Value

Class B – Non Voting

12,600 Equity Shares – No Par Value

Preferred shares:

6,300 Preferred Shares – $714.286 Par Value

There are two types of shares, Ordinary and Preferred. Ordinary shares consist of Class A and Class B shares, of which only the Class A shares have voting rights. The Class B shares have no voting rights. The preferred shares are subject to a 12% discretionary non-cumulative dividend preference out of surplus annually and are also preferred as to rights upon liquidation (at par), dissolution or winding up of the company. They have no voting rights.

8	Income Taxes

Taxable income of the Company is included in the consolidated US federal income tax return of Oldcastle, Inc. Oldcastle, Inc. has allocated income taxes to the Company on a basis that considers the permanent and temporary differences related to the Company’s operations computed on a “separate return” basis (in thousands).

	December 31, 2016	January 2, 2016	December 27, 2014
Current:
Federal taxes	$42,567	$30,898	$27,421
State taxes	8,829	6,409	5,688

Total current income tax	$51,396	$37,307	$33,109

Deferred:
Federal taxes	$920	$8,033	$5,678
State taxes	191	1,666	1,178

Total deferred income tax	$1,111	$9,699	$6,856

Total income tax	$52,507	$47,006	$39,965

The following table is a reconciliation of the statutory federal income tax rate to the Company’s effective income tax rate for the periods presented:

	December 31, 2016	January 2, 2016	December 27, 2014
Income taxes at the US federal statutory rate of 35%	$46,677	$41,160	$35,072
State income taxes, net of federal tax benefit	5,863	5,249	4,462
Other, net	(33)	597	431

Income tax expense	$52,507	$47,006	$39,965

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NOTES TO THE COMBINED FINANCIAL STATEMENTS - continued

DECEMBER 31, 2016

9	Deferred Taxes

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are presented below (in thousands):

	December 31, 2016	January 2, 2016	December 27, 2014
Deferred tax assets:
Inventory	$8,640	$8,116	$9,260
Receivable allowances	10,182	9,813	9,918
Valuation and other reserves	10,529	7,097	6,130

Gross deferred tax assets	$29,351	$25,026	$25,308

Deferred tax liabilities:
Goodwill and other intangibles	$36,214	$31,785	$27,924
Property and equipment	6,563	5,556	—

Gross deferred tax liabilities	$42,777	$37,341	27,924

Net deferred tax liabilities	$13,426	$12,315	$2,616

10	Other Current Liabilities

The following table summarizes the significant components of accrued expenses and other current liabilities (in thousands):

	December 31, 2016	January 2, 2016	December 27, 2014

Payroll obligations	$25,752	$22,874	$24,262
Other	61,353	61,485	54,332

	$87,105	$84,359	$78,594

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NOTES TO THE COMBINED FINANCIAL STATEMENTS - continued

DECEMBER 31, 2016

11	Related Party Transactions

	Counterparty	December 31, 2016	January 2, 2016	December 27, 2014
Recorded in the Combined Statement of Operations (in thousands):

Allocation of central corporate costs (recorded in other costs)	CRH plc, Oldcastle, Inc.	$946	$917	$1,139
Stock-based compensation recharges (recorded in payroll costs)	CRH plc	2,480	1,527	850
Interest expense	Oldcastle, Inc.	7,676	13,489	19,222
Current income tax expense	Oldcastle, Inc.	51,396	37,307	33,109

		$62,498	$53,240	$54,320

	Counterparty	December 31, 2016	January 2, 2016	December 27, 2014
Recorded in the Combined Balance Sheet (in thousands):

Amounts due from related parties	CRH plc, Oldcastle, Inc.	$4,387	$—	$—

Indebtedness to related parties	CRH plc, Oldcastle, Inc.	$82,475	$176,595	$315,071

Net indebtedness to related parties	CRH plc, Oldcastle, Inc.	$78,088	$176,595	$315,071

Included in equity:
Income tax	Oldcastle, Inc.	$121,812	$70,416	$33,109

The Company has a number of lease arrangements in place with related parties of the Company, which have been entered into in the ordinary course of business, and payments relating to them amounted to $5.6 million, $5.6 million and $5.5 million for the years ended December 31, 2016, January 2, 2016 and December 27, 2014 respectively.

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NOTES TO THE COMBINED FINANCIAL STATEMENTS - continued

DECEMBER 31, 2016

12	Commitments and Contingencies

Operating leases

The Company mostly operates in leased facilities, which are accounted for as operating leases. The leases typically provide for a base rent on a triple net basis. The leases provide for escalating rents over the lives of the leases and rent expense is recognized over the terms of those leases on a straight-line basis.

The Company has commitments under various non-cancellable operating leases expiring through 2037. Estimated future payments with respect to these contractual obligations are as follows (in thousands):

2017	$49,552
2018	41,992
2019	37,211
2020	31,469
2021	25,317
Thereafter	64,393

Total	$249,934

Operating lease expense was $51.2 million, $50.9 million and $48.1 million for the years ended December 31, 2016, January 2, 2016 and December 27, 2014 respectively.

The Company has commitments for capital expenditures of $9.2 million at 31 December 2016 for ongoing projects.

Laws and Regulations

The Company is subject to loss contingencies pursuant to various federal, state and local environmental laws and regulations; however, the Company is not aware of any reasonably possible losses that would have a material impact on its results of operations, financial position, or liquidity. Potential loss contingencies include possible obligations to remove or mitigate the effects on the environment of the placement, storage, disposal or release of certain chemical or other substances by the Company or by other parties. In connection with its acquisitions, the Company’s practice is to request indemnification for any and all known material liabilities of significance as of the respective dates of acquisition. The Company has historically not been exposed to environmental liabilities due to the nature of its business.

Litigation

The Company is subject to litigation from time to time in the ordinary course of business; however the Company does not expect the results, if any, to have a material adverse impact on its results of operations, financial position or liquidity.

13	Pension Contributions

Costs recognized in respect of contributions to the Company’s defined contribution pension scheme in payroll costs in the Combined Statements of Operations were $8.3 million, $7.6 million and $7.7 million for the fiscal years ended December 31, 2016, January 2, 2016 and December 27, 2014 respectively.

14	Subsequent Events

The Company has evaluated whether any additional subsequent events have occurred that would require disclosure or recognition in the accompanying Combined Financial Statements and concluded that no additional disclosure or recognition is necessary. The evaluation was performed through August 14, 2017, the date the Combined Financial Statements were available to be issued.